Exhibit 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statements of General DataComm Industries, Inc. and Subsidiaries on Form S-8 (File Nos. 2-83701, 2-92929, 33-21027, 33-36351, 33-37266, 33-43050, 33-53150, 33-62716,
33-53201,  33-59573 and 333-35299)  and on Form S-3 (File No.  333-20569) of our
report dated December 22, 1997 on our audits of the consolidated financial statements and financial statement schedule of General DataComm Industries, Inc. and Subsidiaries as of September 30, 1997 and 1996 and for the years ended September 30, 1997, 1996 and 1995, which report is included in this Annual Report on Form 10-K.



Coopers & Lybrand L.L.P.
Stamford, Connecticut
December 22, 1997